Exhibit 99.6

IMMEDIATE ATTENTION REQUIRED

[                    ], 2020

Re:	Exchange Offer for Shares of McKesson Corporation – RESPONSE DUE [ ], 2020, 4:00 PM, NEW YORK CITY TIME

Dear Plan Participant:

You are receiving this letter because our records reflect that, as a participant in the McKesson Corporation 401(k) Retirement Savings Plan (the “Plan”), all or a portion of your individual account was invested as of [ ], 2020 in one or both of the Plan’s unitized funds for investment in the common stock of McKesson Corporation (“McKesson shares”). These funds are known as the McKesson Employer Stock Fund and the McKesson Employee Stock Fund and are referred to in this letter as the “McKesson Stock Funds”.

This letter is meant to solicit directions from you with respect to an opportunity to convert all or a portion of your investment in the McKesson Stock Funds under the Plan into an investment in a new fund to be formed under the Plan. This fund will be a unitized fund primarily invested in the common stock of Change Healthcare Inc. (“Change Healthcare shares”), referred to as the “Change Healthcare Stock Fund.”

This opportunity is being made available to you in connection with an exchange offer that is being made by McKesson Corporation (“McKesson”) to all holders of McKesson shares, referred to here as the “Exchange Offer.” The terms and conditions of the Exchange Offer are described in the enclosed Prospectus – Offer to Exchange dated [                    ], 2020 (the “Prospectus”). This letter provides important information about your rights under the Plan in connection with the Exchange Offer.

The Exchange Offer to McKesson Shareholders.

In the Exchange Offer, McKesson is offering holders of McKesson shares an opportunity to “tender” (or offer to exchange) all or a portion of their McKesson shares for shares in a wholly owned McKesson subsidiary, PF2 SpinCo Inc. (“SpinCo”). At the time of the Exchange Offer, SpinCo will hold all of McKesson’s ownership interests in Change Healthcare LLC, a joint venture between McKesson and Change Healthcare Inc. (“Change Healthcare”).

After the Exchange Offer is consummated and following any required Clean-up Spin-off (as described below), SpinCo will be merged with and into Change Healthcare (the “Merger”), and holders entitled to shares of common stock of SpinCo (“SpinCo shares”) pursuant to the Exchange Offer or Clean-up Spin-off will instead receive Change Healthcare shares upon conversion of such SpinCo shares in the Merger.

The number of SpinCo shares offered by McKesson in the Exchange Offer is limited. If holders of McKesson shares tender more McKesson shares than needed to cover all SpinCo shares offered in the Exchange Offer, then the Exchange Offer will be “oversubscribed” and elections made by McKesson shareholders to tender shares in the exchange will be reduced through a proration process that is described in detail in the Prospectus.

If holders of McKesson shares do not tender enough McKesson shares to cover all SpinCo shares offered in the Exchange Offer, then the Exchange Offer will be “undersubscribed” and McKesson will distribute the remaining SpinCo shares in a spin-off on a pro rata basis to holders of McKesson shares whose McKesson shares remain outstanding after the consummation of the Exchange Offer (the “Clean-up Spin-off”). Any holder of McKesson shares who validly tenders (and does not properly withdraw) McKesson shares in the Exchange Offer will waive (and will cause any nominee of the holder to waive) their rights with respect to those shares tendered to receive SpinCo shares distributed in the Clean-up Spin-off, if any.

In order to understand the Exchange Offer fully and for a more complete description of the terms and conditions of the Exchange Offer, you should carefully read the entire Prospectus enclosed with this letter.

Participation of the Plan in the Exchange Offer.

The Exchange Offer applies to all McKesson shares, including the shares held under the Plan’s McKesson Stock Funds. As of [ ], 2020 the McKesson Stock Funds held approximately [●] McKesson shares in total. As trustee of the Plan trust, Fidelity Management Trust Company (“Fidelity”) will arrange for the tender, if any, of McKesson shares held under the McKesson Stock Funds in response to the Exchange Offer.

Unless otherwise required by law, Fidelity will respond to the Exchange Offer by tendering McKesson shares attributable to participant accounts under the Plan in accordance with the directions received from Plan participants. Fidelity will not tender McKesson shares attributable to participant accounts for which it does not receive timely or complete directions, or for which timely and complete directions are received, but are timely withdrawn.

As a participant in the Plan, you have the right to instruct Fidelity as to whether or not to tender some or all of the McKesson shares attributable to your individual Plan account in the Exchange Offer. For details on how to provide your directions to Fidelity, please review the procedures set forth under the heading “Making an Election to Tender,” below.

Change Healthcare shares received by the McKesson Stock Funds in connection with the Exchange Offer (along with any Clean-up Spin-off) and the Merger will be transferred to a newly established Change Healthcare Stock Fund under the Plan, and the investment records for each account of a Plan participant who instructs Fidelity to tender shares in the Exchange Offer (or accounts of all Plan participants with accounts invested in the McKesson Stock Funds, with respect to a Clean-up Spin-off) will be adjusted to reflect a reallocation of their investment in the McKesson Stock Funds to the Change Healthcare Stock Fund in proportion to the amount of this transfer attributable to their account.

Following this transfer, Change Healthcare shares held in the Change Healthcare Stock Fund will be subject to the terms and conditions described in this notice and the definitive documentation of such Change Healthcare Stock Fund that will be provided to participants of the Plan.

FIDELITY MAKES NO RECOMMENDATION REGARDING THE EXCHANGE OFFER. EACH PARTICIPANT MUST DECIDE WHETHER OR NOT TO INSTRUCT FIDELITY TO TENDER MCKESSON SHARES ATTRIBUTABLE TO HIS OR HER PLAN ACCOUNT IN THE EXCHANGE OFFER.

Exchange Offer Considerations.

A tender of McKesson shares attributable to your account may result in the loss of your ability to use net unrealized appreciation tax treatment with respect to the McKesson shares tendered. (See the discussion of net unrealized appreciation later in this letter under the heading “Net Unrealized Appreciation”.)

Enclosed please find a copy of the Prospectus and one Trustee Direction Form for each of the McKesson Stock Funds in which your individual Plan account is invested. These documents require your immediate attention. As described below, you have the right to instruct Fidelity Management Trust Company, as trustee, whether or not to tender McKesson shares attributable to your investment in the McKesson Stock Funds in response to the Exchange Offer.

Making an Election to Tender.

In order to participate in the Exchange Offer described in the Prospectus, and briefly summarized in this letter, with respect to the investment of your Plan account in the McKesson Stock Funds, you will need to complete the enclosed Trustee Direction Form(s) and return the form(s) to Broadridge Financial Services (“Broadridge”), Fidelity’s tabulation agent (the “Tabulation Agent”) in the return envelope provided so that the form(s) are RECEIVED by 4:00 p.m., New York City time, on [ ], 2020 (the “Due Date”), unless the Exchange Offer is extended and it is administratively feasible for Fidelity to extend the deadline.

Please note this Due Date is 4 business days earlier than the anticipated last day of the Exchange Offer period set forth in the Prospectus. This is intended to allow Broadridge and Fidelity sufficient time to tabulate all complete participant directions made and not withdrawn before the deadline, and tender the resulting number of the Plan’s McKesson shares in response to the Exchange Offer.

If the Exchange Offer is extended and if administratively feasible, the deadline for RECEIPT of your directions by Broadridge will also be extended to 4:00 p.m., New York City time, on the fourth business day prior to the expiration of the Exchange Offer, as extended.

Please complete and return the enclosed Trustee Direction Form(s) even if you decide not to participate in the Exchange Offer described herein.

NO FACSIMILE TRANSMITTALS OF THE TRUSTEE DIRECTION FORM(S) OR SUBMISSION OF DIRECTIONS BY PHONE WILL BE ACCEPTED.

As described in greater detail later in this letter under the heading “Procedure for Instructing the Trustee Using the Internet”, you may also utilize the Internet to submit or withdraw your directions.

If your Plan account is invested in BOTH of the McKesson Stock Funds as of [                    ], 2020, you will have the ability to instruct Fidelity separately with respect to each fund whether, and to what extent, to tender any McKesson shares held in that fund and attributable to your Plan account, and there should be two Trustee Direction Forms enclosed with this package. If you wish to instruct Fidelity with respect to McKesson shares attributable to BOTH of the McKesson Stock Funds, you will need to either complete and return BOTH of the enclosed Trustee Direction Forms, or provide directions via the Internet, being sure to follow the Internet directions separately using the control numbers appearing on each of the two forms.

The calculation described in the Prospectus will determine the final number of SpinCo shares to be exchanged for each McKesson share tendered in the Exchange Offer, and thus the final number of Change Healthcare shares to be received following the Merger. McKesson intends to maintain a website at www.proxyvote.com/tender that will provide the daily volume-weighted average price of both McKesson shares and Change Healthcare shares and indicative exchange ratios for the Exchange Offer.

Please note the final exchange ratio will not be known until after the Due Date and after the Exchange Offer period ends. Therefore, you will not know the final exchange ratio when you make your decision whether or not to participate in the Exchange Offer.

THIS LETTER ATTEMPTS TO BRIEFLY SUMMARIZE THE TERMS OF THE EXCHANGE OFFER AND IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER, WHICH ARE SET FORTH IN THE PROSPECTUS. YOU SHOULD CAREFULLY READ ALL OF THE PROSPECTUS, INCLUDING THE RISK FACTORS, BEFORE DECIDING WHETHER TO INSTRUCT FIDELITY TO TENDER SOME, ALL OR NONE OF THE MCKESSON SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN.

Confidentiality.

To assure the confidentiality of your decision, Broadridge, Fidelity and their respective affiliates or agents will tabulate and process participant directions. None of Broadridge, Fidelity or their respective affiliates or agents will make the results of any Plan participant’s individual directions available to McKesson or Change Healthcare.

Procedure for Instructing Trustee Using the Trustee Direction Form.

Enclosed you will find one or two Trustee Direction Form(s), which may be completed and returned to the Tabulation Agent. Please note each Trustee Direction Form indicates the number of McKesson shares attributable to the relevant McKesson Stock Fund in your individual account as of [                     ], 2020. However, for purposes of the final tabulation, your directions will be applied to the number of McKesson shares attributable to the relevant McKesson Stock Fund in your account as of [                     ], 2020, the day after the Due Date, or as of a later date, if feasible, if the Exchange Offer is extended. If you need assistance determining which McKesson Stock Fund a Trustee Direction Form relates to, you may call Fidelity at 1-888-625-7747.

If you do not submit one or more complete Trustee Direction Forms to Broadridge (and do not provide complete directions via the Internet) by the deadline on the Due Date, subject to any extensions of the Exchange Offer, or if you timely withdraw such directions previously submitted without submitting new timely and complete directions, McKesson shares held under the applicable McKesson Stock Fund and attributable to your account will be considered uninstructed and will not be tendered in the Exchange Offer.

To properly complete your Trustee Direction Form(s), you must do the following for each Trustee Direction Form you have received:

(1)	On the face of the Trustee Direction Form, check Box 1, 2 or 3. CHECK ONLY ONE BOX:

•

CHECK BOX 1 if you want ALL of the McKesson shares held in the applicable McKesson Stock Fund and attributable to your individual account to be tendered in accordance with the terms of the Exchange Offer.

•

CHECK BOX 2 if you want NONE of the McKesson shares held in the applicable McKesson Stock Fund and attributable to your individual account to be tendered in accordance with the terms of the Exchange Offer, and want the Plan to continue holding all such McKesson shares.

•

CHECK BOX 3 if you want SOME of the McKesson shares held in the applicable McKesson Stock Fund and attributable to your individual account tendered in accordance with the terms of the Exchange Offer. If you check Box 3 you must specify the percentage (in whole numbers, 1%—99%) of McKesson shares held in the applicable McKesson Stock Fund and attributable to your individual account to be tendered in accordance with the terms of this Exchange Offer. If you select this option, you will be deemed to have instructed Fidelity NOT to tender the balance of the McKesson shares in excess of the specified percentage that are held in the applicable McKesson Stock Fund and attributable to your individual account under the Plan. In this case, the percentage that is represented by 100% less the amount you specify of the McKesson shares held in the applicable McKesson Stock Fund and attributable to your individual account under the Plan will remain attributable to your individual account under the Plan.

(2)	Date and sign the Trustee Direction Form in the space provided.

(3)

Return the Trustee Direction Form(s) in the enclosed return envelope so that it is RECEIVED by the Tabulation Agent not later than 4:00 p.m., New York City time, on the Due Date. If the Exchange Offer is extended, the deadline for receipt of your Trustee Direction Form(s) will be 4:00 pm, New York City time, on the fourth business day prior to the expiration of the Exchange Offer, as extended, if administratively feasible. If you wish to return the form(s) by overnight mail, please send it to Broadridge Financial Services, the Tabulation Agent at the overnight address identified on the Trustee Direction Form.

Procedure for Instructing the Trustee Using the Internet.

You may also use the Internet to provide directions to the Plan trustee. If you wish to use the Internet to provide your directions to the trustee, please go to www.proxyvote.com/tender. You will be asked to enter the 16-digit control number from your Trustee Direction Form into the box directly under “Enter Control Number” and click on the Submit button. You will then be able to provide your direction to the trustee on the following screen. Fill in the blank box provided with the percentage of McKesson shares held under the relevant McKesson Stock Fund and attributable to your account you wish to direct Fidelity to tender on your behalf. You may choose to elect less than 100%; in such event you will be deemed to have instructed Fidelity NOT to offer for exchange the balance of the McKesson shares held in the relevant McKesson Stock Fund and attributable to your individual account under the Plan. Please note that you are not allowed to elect more than 100%; you will get an error message if you do so and will be asked to make a new election. Also note that if you have received two Trustee Direction Forms and wish to make an election with respect to McKesson shares attributable to both McKesson Stock Funds, you will need to enter the distinct 16-digit control number from each form separately. The website will be available 24 hours per day through 4:00 p.m., New York City time on the Due Date.

Withdrawal of Prior Directions.

Your directions will be deemed irrevocable unless withdrawn by 4:00 p.m., New York City time, on the Due Date. If the Exchange Offer is extended, if feasible, the deadline for receipt of your notice of withdrawal will be extended to 4:00 p.m. New York City time on the fourth business day prior to the expiration of the Exchange Offer, as extended. In order to make an effective withdrawal of your directions with respect to a given McKesson Stock Fund, you must timely submit a new and complete Trustee Direction Form for the applicable McKesson Stock Fund, which may be obtained by calling Fidelity at 1-888-625-7747, or timely submit new directions via the Internet as described above. Upon receipt of a new, timely and complete Trustee Direction Form or directions via the Internet, your previous directions will be deemed cancelled. Please note that the last timely, properly completed Trustee Direction Form or Internet direction the trustee receives from a participant for a given McKesson Stock Fund will be considered that participant’s directions for that fund.

As described in the Prospectus, McKesson has the right to extend the Exchange Offer. In the event of an announced extension, you may call Fidelity at 1-888-625-7747 to obtain information on any new or updated direction deadline applicable to Plan participants.

Participation of the Plan in the Exchange Offer.

After the deadline for providing directions to the trustee, Fidelity and its affiliates or agents will complete the tabulation of all participant directions and Fidelity, as trustee, will offer to exchange the appropriate number of McKesson shares on behalf of the Plan. Subject to the satisfaction of the conditions described in the Prospectus and the proration provisions of the Exchange Offer, McKesson will exchange all McKesson shares that are properly offered for exchange through the Exchange Offer. If there is an excess of McKesson shares offered for exchange by McKesson shareholders, such McKesson shares may be subject to proration, as described in the Prospectus. Any McKesson shares attributable to your account that are not exchanged in the Exchange Offer will remain allocated to your individual account under the Plan. Please note that the “Odd Lot” provisions of the Exchange Offer described in the Prospectus are not applicable to Plan participants.

Participation of the Plan in a Clean-up Spin-off.

As summarized above and described in more detail in the Prospectus, if the Exchange Offer is consummated but less than all SpinCo shares owned by McKesson are exchanged because the Exchange Offer is not fully subscribed, a Clean-up Spin-off may be implemented. As such, even if you elect not to participate in this Exchange Offer, your individual account under the Plan may be credited with units in a Change Healthcare Stock Fund. If SpinCo shares will be distributed to the Plan in such a Clean-up Spin-off, more information will be provided to you.

Change Healthcare Shares from the Exchange Offer or Clean-up Spin-off with respect to the Plan.

INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT DIRECTLY RECEIVE ANY PORTION OF THE CHANGE HEALTHCARE SHARES DELIVERED IN THE MERGER IN RESPECT OF SPINCO SHARES DISTRIBUTED IN THE EXCHANGE OFFER OR CLEAN-UP SPIN-OFF WITH RESPECT TO THE PLAN’S HOLDINGS OF MCKESSON SHARES. ANY SUCH CHANGE HEALTHCARE SHARES WILL BE CREDITED TO PARTICIPANT ACCOUNTS UNDER THE PLAN AS DESCRIBED BELOW AND MAY BE DISTRIBUTED ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

Limitations on Following Your Direction.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of McKesson shares by the Plan for less than “adequate consideration,” which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. For purposes of the Exchange Offer, “adequate consideration” will be determined on or about the date the McKesson shares are to be tendered by the trustee. On such date, if the prevailing or closing market price of McKesson shares on the New York Stock Exchange exceeds the value of Change Healthcare shares to be received in exchange for McKesson shares through the Exchange Offer and Merger, Fidelity will not be able to follow any participant direction to tender McKesson shares held by the Plan in the Exchange Offer.

Temporary Suspension of Transfers from the McKesson Stock Funds.

If you provide the trustee with timely and complete directions to tender some or all of the McKesson shares held by a given McKesson Stock Fund and attributable to your account under the Plan, and do not timely withdraw your instructions, then effective on or about [ ], 2020, the business day following the Due Date, your ability to transfer your Plan account investments out of the applicable McKesson Stock Fund will be suspended (subject to a “freeze”) until processing of that McKesson Stock Fund related to the Exchange Offer and any Clean-up Spin-off is completed. This suspension is expected to end during the calendar week beginning on [ ], 2020. Balances in the McKesson Stock Funds will be available for use to calculate amounts eligible for loans and withdrawals throughout the period of this suspension. In the event that the Exchange Offer is extended, this suspension of your ability to transfer Plan investments out of a McKesson Stock Fund will, if feasible, be temporarily lifted until three days prior to the new completion date of the Exchange Offer, as extended, at which time a new suspension of transfers from that McKesson Stock Fund will commence. If the Exchange Offer is terminated after the suspension of these transactions involving the McKesson Stock Fund is implemented, the suspension will be lifted as soon as it is feasible to do so. You may call Fidelity at 1-888-625-7747 to obtain updated information on expiration dates, deadlines and any suspensions of McKesson stock investments.

During the freeze, you will be unable to dispose of or diversify your balance in the relevant McKesson Stock Fund(s). For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to dispose of or diversify those investments during the freeze. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

Please note, if the Exchange Offer is canceled or undersubscribed, a broader freeze may be required; additional information about any such freeze will be provided as soon as administratively feasible.

If you direct the trustee NOT to tender any of the McKesson shares attributable to your account in the Exchange Offer or you did not provide directions to the trustee in a timely manner, you will continue to have access to all transfers out of the McKesson Stock Funds, subject to Plan rules, provided that, if the Exchange Offer is canceled or undersubscribed and a Clean-up Spin-off occurs, then effective on the date of announcement of the Clean-up Spin-off all transactions under your Plan account involving transfers out of a McKesson Stock Fund will be subject to a “freeze” until processing related to the Clean-up Spin-off is completed. In this event, additional information about such freeze will be provided as soon as administratively feasible. In the absence of further guidance on the subject, any such freeze is expected to continue until and end during the calendar week beginning on [                    ], 2020.

Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. However, due to the timeline of the Exchange Offer, the administrator of your Plan was unable to furnish this notice of a blackout at least 30 days before the freeze date.

Treatment of Change Healthcare Shares Received By the Plan.

As summarized above and detailed in the Prospectus, in exchange for any McKesson shares in the Plan that are tendered and accepted through the Exchange Offer, the Plan will receive SpinCo shares, which will be converted in the Merger into Change Healthcare shares. All of these Change Healthcare shares will remain in the Plan and may be withdrawn or otherwise managed only in accordance with the terms of the Plan.

If some of the McKesson shares attributable to your Plan account are accepted in the Exchange Offer, or if a Clean-up Spin-off occurs, the Change Healthcare shares ultimately received by the Plan with respect to the McKesson shares attributable to your Plan account will be invested in the newly-established Change Healthcare Stock Fund under the Plan as soon as administratively practicable after receipt of such Change Healthcare shares. Fidelity anticipates that the processing of participant accounts will be completed from five (5) to seven (7) business days after receipt of these Change Healthcare shares. You may call Fidelity at 1-888-625-7747, or log on to www.netbenefits.com after the reinvestment is complete to learn the effect of the Exchange Offer and/or Clean-up Spin-off on your Plan account or to arrange for any resulting investment in the Change Healthcare Stock Fund to be liquidated and invested in other investment options offered under the Plan.

Net Unrealized Appreciation.

If you receive a lump sum distribution of McKesson shares from the Plan sourced from a McKesson Stock Fund, and this distribution is not rolled over and is not a qualified Roth distribution, you may be able to apply a special tax rule to the shares you receive in this distribution. Under this special rule, any net unrealized appreciation in the McKesson shares included in the distribution will not be taxed at the time of the distribution to you from the Plan and will instead be subject to capital gains treatment when you sell the distributed shares. For this purpose, net unrealized appreciation generally represents the increase in the value of the McKesson shares after their acquisition by the Plan.

If you elect to exchange all or a portion of the McKesson shares attributable to your Plan account for SpinCo shares in the Exchange Offer, you may lose the opportunity for special tax treatment of any net unrealized appreciation related to the McKesson shares you exchange. Your tax basis in any McKesson shares attributable to your account that are tendered in the Exchange Offer will be transferred on a pro-rata basis to the Change Healthcare shares that are credited to your account in the Exchange Offer.

If you were to take a qualifying lump sum distribution of your account that includes in-kind distribution of the Change Healthcare shares attributable to your account after the Exchange Offer, those shares should be eligible for special tax treatment of any net unrealized appreciation related to the McKesson shares you exchange. That said, the Change Healthcare Stock Fund is being established as a temporary investment alternative under the Plan, for the sole purpose of allowing for reinvestment of Change Healthcare shares received in the Exchange Offer (and, if applicable, the Clean-up Spin-off) out of the McKesson Stock Funds, and is not open to any investment of new contributions to the Plan or any reinvestment of other Plan holdings. The Plan’s fiduciaries will evaluate from time to time the prudence of maintaining the Change Healthcare Stock Fund as an investment alternative under the Plan, and will determine when this fund will be discontinued as an investment alternative. If the Change Healthcare Stock Fund is discontinued as an investment alternative before you are able to take a qualifying distribution of any Change Healthcare shares attributable to your account under the Plan, you will lose the opportunity for special tax treatment of any net unrealized appreciation related to those shares.

If the Exchange Offer is not fully subscribed and the Clean-up Spin-off is implemented, additional information will be provided near to that time describing how Change Healthcare shares received in the Clean-up Spin-off will be treated for net unrealized appreciation purposes.

You should refer to the Plan’s Summary Plan Description for additional discussion of the tax rules that apply to distributions from your account. Fidelity cannot provide tax advice and you should discuss your specific situation with a tax advisor.

McKesson Shares outside the Plan.

If you hold McKesson shares outside of the Plan, you will receive, under separate cover, materials that can be used to tender such McKesson shares in the Exchange Offer. Those Exchange Offer materials may not be used to direct Fidelity to exchange or not exchange the McKesson shares attributable to your individual account under the Plan.

Any such directions to Fidelity to exchange or not exchange McKesson shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter and using the enclosed Trustee Direction Form or by the Internet as described above.

Similarly, you may not use the procedures set forth in this letter or the enclosed Trustee Direction Form or the instructions to tender McKesson shares held outside of the Plan.

Further Information.

If you require additional information on the procedures for providing instructions to Fidelity regarding the treatment of McKesson shares attributable to your individual account under the Plan in the Exchange Offer, please contact Fidelity at 1-888-625-7747. If you require additional information on the terms and conditions of the Exchange Offer generally, please contact D.F. King & Co., Inc., the information agent for the Exchange Offer, at (866) 304-5477 (toll-free for all stockholders in the United States) or (212) 269-5550 (outside the United States), or by e-mail to MCK@dfking.com.

Sincerely,

Fidelity Management Trust Company